VA780NY Thank you for choosing Jackson National Life Insurance Company of New York®, hereinafter also referred to as "the Company" or "Jackson of NY®." READ YOUR CONTRACT CAREFULLY. This annuity contract is issued by the Company and is a legal agreement between the Owner ("You") and Jackson of NY. THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE FUND(S) UNDERLYING THE SEPARATE ACCOUNT. IF THE ACTUAL INVESTMENT RATES EXPERIENCED BY THE SEPARATE ACCOUNT ASSETS ARE LESS THAN 1.00%, VARIABLE ANNUITY PAYMENTS WILL DECREASE OVER TIME. PLEASE REVIEW THE CONTRACT DATA PAGES FOR CONTRACT CHARGES. NOTICE OF RIGHT TO EXAMINE CONTRACT YOU MAY RETURN THIS CONTRACT TO THE SELLING PRODUCER OR THE COMPANY WITHIN 20 DAYS (60 DAYS IF IT WAS PURCHASED AS A REPLACEMENT CONTRACT) AFTER YOU RECEIVE IT. UPON RECEIPT OF THIS CONTRACT, THE COMPANY WILL REFUND THE SEPARATE ACCOUNT CONTRACT VALUE DETERMINED AS OF THE BUSINESS DAY ON WHICH THE CONTRACT IS RETURNED TO THE SELLING PRODUCER OR THE COMPANY, INCLUDING ANY FEES OR OTHER CHARGES DEDUCTED FROM THE PREMIUMS OR IMPOSED UNDER THE CONTRACT. UPON SUCH REFUND, THIS CONTRACT SHALL BE VOID. Please Note: The Company reserves the right to allocate initial Premium and any subsequent Premium received during the "Notice of Right to Examine Contract" period to a money market Investment Division and will allocate the Separate Account Contract Value to the Investment Divisions specified by the Contract Owner when the "Notice of Right to Examine Contract" period has expired. INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT (FLEXIBLE PREMIUM). DEATH BENEFIT AVAILABLE. INCOME OPTIONS AVAILABLE. NONPARTICIPATING. This Contract is signed by the Company President Secretary Home Office: Service Center: [2900 Westchester Avenue [P.O. Box 24068 Purchase, New York 10577] Lansing, MI 48909-4068 1-800-599-5651 www.jackson.com] FINAL 2

VA780NY 2 TABLE OF CONTENTS Provision Page Number Contract Data Pages [3a Definitions 4 General Provisions 7 Accumulation Provisions 11 Withdrawal Provisions 12 Death Benefit Provisions 14 Income Provisions 17 Termination Provision 21] If You have questions about this Contract including requests for information about coverage or complaint resolutions, You may contact our Service Center as specified on the cover page of the Contract.

VA780NY-FB1 3a CONTRACT DATA PAGES Contract Number: [1234567890] Owner: [John Doe] Owner Issue Age: [35] Joint Owner: [Jane Doe] Joint Owner Issue Age: [35] Annuitant: [John Doe] Annuitant Issue Age: [35] Joint Annuitant: [Jane Doe] Joint Annuitant Issue Age: [35] Initial Premium: [$25,000] Issue Date: [January 1, 2017] Issue State: New York Income Date: [January 1, 2077] Beneficiary(ies): [Brian Doe]

VA780NY-FB1 3b CONTRACT DATA PAGES (CONT'D) Monthly Contract A monthly charge of [$10.00] will be deducted on a pro-rata basis Charge: from the Investment Division(s) on each Contract Monthly Anniversary. The Monthly Contract Charge will increase by [$2.50] on the Contract Anniversary every [5] years following the Issue Date. The Company reserves the right to waive the increase to the Monthly Contract Charge on a nondiscriminatory basis. Withdrawal Charge Completed Years Since Withdrawal Charge Schedule: Receipt of Premium Percentage 0 2.00% 1 2.00% 2 1.00% 3+ 0.00% Withdrawals: Minimum partial withdrawal amount: [$500] Minimum amount remaining in an Investment Division after withdrawal: [$100] Minimum partial withdrawal made in connection with a systematic withdrawal program: [$50] Additional Free Withdrawal Percentage: [10%] Transfer/Transfer Charge: Prior to and after the Income Date, You may transfer all or a portion of Your Separate Account Contract Value in one (1) Investment Division to any available Investment Divisions. A fee of [$25.00] is charged for each transfer in excess of [15] in any Contract Year. Any Transfer Charge is deducted from the amount transferred prior to the allocation to the new Investment Division. Transfer Charges will not be applied to transfers due to dollar cost averaging or other systematic investment programs provided by the Company, nor will these transfers count against the [15] free transfers allowed in a Contract Year. Transfers not exercised during a given Contract Year are not accumulated and used in subsequent Contract Years. A transfer will be effective as of the end of the Business Day when the Company receives a transfer request in Good Order. If a transfer request is received but is not in Good Order, the transfer will be effective as of the end of the Business Day on which the request is put in Good Order. Asset allocation service providers must comply with the Company's administrative systems, rules, and procedures. The Company will not be liable for a transfer made in accordance with the Owner's instructions.

VA780NY-FB1 3c CONTRACT DATA PAGES (CONT'D) Premium(s): Premiums are flexible. This means that the Owner may change the amounts, frequency or timing of Premiums, subject to the minimum and maximum Premium amounts specified below. The initial Premium must be at least [$25,000] for Non-Qualified Plan Contracts and [$25,000] for Qualified Plan Contracts. Subsequent Premiums must be at least [$500] ([$50] if made in connection with an automatic payment plan). Total Premiums under a Contract may not exceed [$2,500,000]. The Owner may allocate Premiums among the Investment Divisions. Allocations may be made in any percent from 0% to 100%. The minimum that may be allocated to an Investment Division is [$100]. Any subsequent Premium will be allocated according to the most recent instructions on file with the Company, provided that each allocation meets the minimums, regardless of such instructions. Investment Divisions: Availability is indicated in the Contract application, current prospectus and any supplements. The Company may periodically add or delete Investment Divisions. Maximum Investment The number of allocations to the Investment Divisions may not Division(s) Allocations exceed [99] at any one time. Allowed: Separate Account: [JNLNY Separate Account I] The Investment Division(s) You have selected will be detailed in a confirmation sent to You by the Company on or after the Issue Date and are stated in the Contract application attached to this Contract.

CONTRACT DATA PAGES (CONT'D)

TABLE OF INCOME OPTIONS

The following table is for a Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.33	2.32	2.31	68	4.72	4.57	4.02	40	2.22	2.22	2.21	68	4.36	4.26	3.86
72	14.31	41	2.37	2.36	2.35	69	4.90	4.72	4.09	41	2.26	2.26	2.25	69	4.52	4.40	3.94
84	12.33	42	2.41	2.41	2.39	70	5.09	4.89	4.16	42	2.30	2.30	2.29	70	4.69	4.55	4.02
96	10.84	43	2.45	2.45	2.43	71	5.31	5.06	4.23	43	2.34	2.34	2.32	71	4.87	4.70	4.09
108	9.68	44	2.50	2.50	2.47	72	5.54	5.24	4.29	44	2.38	2.38	2.36	72	5.06	4.87	4.16
120	8.76	45	2.55	2.54	2.52	73	5.79	5.43	4.34	45	2.42	2.42	2.40	73	5.28	5.04	4.22
132	8.00	46	2.60	2.59	2.56	74	6.06	5.63	4.39	46	2.47	2.47	2.45	74	5.51	5.23	4.28
144	7.37	47	2.65	2.64	2.61	75	6.35	5.83	4.43	47	2.52	2.51	2.49	75	5.76	5.42	4.34
156	6.84	48	2.71	2.70	2.66	76	6.67	6.04	4.47	48	2.57	2.56	2.54	76	6.03	5.62	4.38
168	6.38	49	2.77	2.76	2.71	77	7.02	6.26	4.50	49	2.62	2.61	2.59	77	6.33	5.83	4.43
180	5.98	50	2.83	2.82	2.76	78	7.40	6.48	4.52	50	2.67	2.67	2.64	78	6.65	6.04	4.46
192	5.64	51	2.89	2.88	2.82	79	7.81	6.70	4.54	51	2.73	2.72	2.69	79	7.01	6.26	4.49
204	5.33	52	2.96	2.94	2.88	80	8.27	6.92	4.56	52	2.79	2.78	2.74	80	7.40	6.48	4.52
216	5.06	53	3.03	3.01	2.94	81	8.76	7.13	4.57	53	2.85	2.84	2.80	81	7.83	6.70	4.54
228	4.82	54	3.10	3.08	3.00	82	9.30	7.34	4.58	54	2.92	2.91	2.85	82	8.29	6.92	4.56
240	4.60	55	3.18	3.16	3.06	83	9.89	7.53	4.58	55	2.99	2.98	2.91	83	8.80	7.13	4.57
252	4.40	56	3.26	3.23	3.13	84	10.54	7.72	4.59	56	3.07	3.05	2.98	84	9.35	7.33	4.58
264	4.22	57	3.35	3.32	3.19	85	11.26	7.88	4.59	57	3.14	3.12	3.04	85	9.95	7.52	4.58
276	4.06	58	3.44	3.40	3.26	86	12.05	8.03	4.59	58	3.23	3.20	3.11	86	10.59	7.70	4.59
288	3.90	59	3.54	3.49	3.34	87	12.91	8.17	4.59	59	3.31	3.29	3.18	87	11.28	7.87	4.59
300	3.77	60	3.64	3.59	3.41	88	13.86	8.28	4.60	60	3.40	3.37	3.25	88	12.03	8.02	4.59
312	3.64	61	3.74	3.69	3.48	89	14.88	8.38	4.60	61	3.50	3.46	3.32	89	12.84	8.15	4.59
324	3.52	62	3.86	3.79	3.56	90	15.99	8.46	4.60	62	3.60	3.56	3.40	90	13.71	8.27	4.60
336	3.41	63	3.98	3.91	3.64	91	17.17	8.53	4.60	63	3.71	3.66	3.47	91	14.66	8.37	4.60
348	3.31	64	4.11	4.02	3.71	92	18.43	8.58	4.60	64	3.82	3.77	3.55	92	15.70	8.45	4.60
360	3.21	65	4.24	4.15	3.79	93	19.78	8.63	4.60	65	3.95	3.88	3.63	93	16.86	8.53	4.60
		66	4.39	4.28	3.87	94	21.20	8.66	4.60	66	4.07	4.00	3.71	94	18.13	8.58	4.60
		67	4.55	4.42	3.95	95	22.67	8.68	4.60	67	4.21	4.12	3.79	95	19.53	8.63	4.60

Note: Due to the length of the information, factors for Option 2 are available from the Service Center upon Your request. You may contact our Service Center as specified on the cover page of the Contract.

BASIS OF COMPUTATION. The actuarial basis for the Table of Income Options is the 2012 Individual Annuity Mortality Period Table, with an assumed net investment rate of 1.00% and a 0% expense load. The interest rate used in the present value calculation referred to in Options 3 and 4 will be determined by the Company, but in no instance will it be greater than the rate used to calculate the initial payment. The Table of Income Options does not include any applicable tax.

VA780NY-FB1 3d

VA780NY 4 DEFINITIONS ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division prior to the Income Date. ANNUITANT. The natural person(s) on whose life annuity payments for this Contract are based. Any reference to Annuitant includes any Joint Annuitant. The Company reserves the right to limit the number of Joint Annuitants to two (2). ANNUITY UNIT. A unit of measure used to calculate the amount of a variable annuity payment. BENEFICIARY(IES). The natural person(s) or entity(ies) designated by the Owner to receive any death benefit payable under the Contract. BUSINESS DAY. Any day that the New York Stock Exchange (NYSE) is open for business. The Business Day ends when the NYSE closes, which is usually at 4 p.m. Eastern Time. CONTRACT. The Individual Deferred Variable Annuity Contract described herein. CONTRACT ANNIVERSARY. Each one-year anniversary of the Issue Date. CONTRACT MONTHLY ANNIVERSARY. Each one-month anniversary of the Issue Date. CONTRACT YEAR. The twelve-month period beginning on the Issue Date or on any Contract Anniversary thereafter while the Contract remains in force. DESIGNATED OPTION(S). The Investment Division(s) made available by the Company and selected by the Owner to which amounts will be transferred from a Source Option pursuant to one of the Company's systematic investment programs. DUE PROOF. Evidence of death, including but not limited to a certified death certificate issued by the governmental authority where the death occurred, or other evidence required by the Company. GOOD ORDER. The receipt by the Company of any and all information, documentation, instructions and/or Premium required by the Company to issue the Contract or execute any transaction pursuant to the terms of the Contract. INCOME DATE. The date on which annuity payments are to begin as described in the Income Provisions. The Income Date must be at least thirteen (13) months after the Contract Issue Date. INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account to which specific Underlying Mutual Fund shares are allocated, and for which Accumulation Units and Annuity Units are separately maintained. The Separate Account Contract Value will go up or down depending on the performance of the Underlying Mutual Funds.

VA780NY 5 DEFINITIONS (CONT'D) ISSUE DATE. The date the Contract was issued by the Company. The Issue Date is shown on the Contract Data Page. JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must each authorize any exercise of those ownership rights under the Contract. The Company reserves the right to limit the number of Joint Owners to two (2). LATEST INCOME DATE. The Contract Anniversary on or next following the Owner's 95th birthday under a Non-Qualified Plan Contract, or such earlier date required by the applicable Qualified Plan, law or regulation. NON-QUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. OWNER ("YOU," "YOUR"). The natural person(s) or entity(ies) so designated on the Contract Data Page, or by subsequent designation, who is entitled to exercise all rights and privileges under this Contract. Usually, but not always, the Owner is also the Annuitant. If Joint Owners are designated, all references to Owner shall mean Joint Owners. PREMIUM(S). Considerations paid into this Contract by or on behalf of the Owner. QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. REMAINING PREMIUM. The total Premium reduced by withdrawals that incur Withdrawal Charges and withdrawals of Premiums that are no longer subject to Withdrawal Charges. SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in accordance with applicable law in which a portion of the Company's assets have been allocated for this and certain other contracts. The name of the Separate Account is shown on the Contract Data Page. SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of the Separate Account. SERVICE CENTER. The Company's administrative address and telephone number as specified on the cover page of the Contract or as may be designated by the Company from time to time. SOURCE OPTION. The Investment Division made available by the Company and selected by the Owner from which amounts will be transferred to a Designated Option(s) pursuant to one of the Company's systematic investment programs.

VA780NY 6 DEFINITIONS (CONT'D) UNDERLYING MUTUAL FUNDS. The registered management investment companies in which assets of the Investment Divisions of the Separate Account will be invested. WITHDRAWAL CHARGE. The charge assessed against certain withdrawals from the Separate Account Contract Value. The Withdrawal Charge Schedule is shown on the Contract Data Page. WITHDRAWAL VALUE. The Separate Account Contract Value, less any tax payable, applicable Withdrawal Charges and Monthly Contract Charge.

VA780NY 7 GENERAL PROVISIONS ANNUITANT. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is not a natural person. If the Owner is not a natural person, the age of the Annuitant (or oldest Joint Annuitant) will be used in lieu of the Owner's age for all purposes under this Contract, unless otherwise specified in the Contract. ASSIGNMENT. The Owner may assign this Contract. Unless You specify otherwise, an assignment will take effect on the date the request is signed by the Owner, subject to any payments made or actions taken by the Company prior to the receipt of the request in writing at the Company's Service Center in Good Order. The Owner may exercise these rights subject to the interest of any assignee or irrevocable Beneficiary. The Company assumes no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay tax. You are encouraged to seek legal and/or tax advice. BENEFICIARY(IES). The original primary Beneficiary(ies) will be shown on the Contract Data Page. The Owner may change the Beneficiary(ies) by submitting a written, signed and dated request to the Company's Service Center. However, if an irrevocable Beneficiary designation was previously filed with the Company, the irrevocable Beneficiary must consent in writing to any change. Unless You specify otherwise, a change in Beneficiary will take effect on the date the request is signed by the Owner, subject to payments made or actions taken by the Company prior to receipt of the request in writing at the Company's Service Center in Good Order. CHARGES AND FEES. The Company may assess charges or fees under the Contract. Please see the Contract Data Page for more information on charges or fees. The Monthly Contract Charge specified on the Contract Data Page will be deducted on each Contract Monthly Anniversary that occurs on or prior to the Income Date. It will also be deducted when the Separate Account Contract Value is withdrawn in full if the total withdrawal is not on a Contract Monthly Anniversary. CONFORMITY WITH LAWS. This Contract will be interpreted under the laws of the State of New York when it is issued and any applicable federal laws. Any provision which, on the Issue Date, is in conflict with New York law or any federal law, is amended to conform to the minimum requirements of such law. Non-conforming provisions may be enforced against the Company to the extent provided by applicable New York or federal law. ENTIRE CONTRACT. The Contract, the attached application, and any attached endorsements, riders and amendments together make up the entire Contract between the Company and the Owner. All statements made by the applicant for issuance of the Contract shall be deemed representations and not warranties.

VA780NY 8 GENERAL PROVISIONS (CONT'D) INCONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Page. MINIMUM BENEFITS. For any paid-up annuity option, cash value or death benefit, the amount available under this Contract will never be less than the minimum benefits required by the State of New York. MISSTATEMENT OF AGE AND/OR SEX. If there is a misstatement of the Owner's or Annuitant's age and/or sex, the payments will be those that the Premiums paid would have purchased at the correct age and/or sex as appropriate. Any underpayments or overpayments will be adjusted immediately by the Company using an interest rate of 1% either as a credit to or charge against the next succeeding payment by the Company. MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company and filed with the New York Department of Financial Services prior to use. Written consent of the Owner will be obtained prior to changing any terms and conditions of the Contract in a manner that diminishes the Owner's rights and/or benefits under the Contract. No producer or financial representative has authority to change or waive any provision of this Contract. NONPARTICIPATING. This Contract is nonparticipating and does not share in the Company's surplus or earnings. OWNER. The Owner may change the Owner or Joint Owner by sending a written, signed and dated request to the Service Center. If You designate someone else as Owner, that person must not have exceeded the maximum issue age as of the Issue Date. Unless You specify otherwise, a change of ownership will take effect on the date the request is signed by the Owner, subject to payments made or actions taken by the Company prior to receipt of the request in writing at the Company's Service Center in Good Order. The Company assumes no responsibility for the validity or tax consequences of any ownership change. If You make an ownership change, You may have to pay tax. You are encouraged to seek legal and/or tax advice. PROOF OF AGE, SEX AND/OR SURVIVAL. The Company may require satisfactory proof of correct age and/or sex at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival. PROTECTION OF PROCEEDS. Proceeds under this Contract are not assignable by any Beneficiary prior to the time they become payable to the Beneficiary(ies). To the extent permitted by New York law, proceeds are not subject to the claims of creditors or to legal process.

VA780NY 9 GENERAL PROVISIONS (CONT'D) REPORTS. Prior to the Income Date, a report will be sent to the Owner's last known address at least once a year. The information provided in the report will be as of a date not more than four (4) months prior to the date of mailing. The report will contain at least the following information: 1. the beginning and ending dates of the report period; 2. the Separate Account Contract Value at the beginning and ending of the report period; 3. the amounts credited to and deducted from the Separate Account Contract Value during the report period; 4. the Withdrawal Value at the ending of the report period; 5. the amount of the death benefit at the end of the report period; 6. any other information required under state and federal law. You may receive copies of Company provided reports upon request at no additional charge. SUBSTITUTION OF INVESTMENT DIVISION(S). The Company may substitute any Underlying Mutual Fund(s) with another Underlying Mutual Fund without Your consent. Substitution would occur if the Company determines that the use of certain Underlying Mutual Fund(s) is no longer possible or if the Company determines it is no longer appropriate for the purposes of the Contract. No substitution will be made without notice to You and without prior approval of the New York Department of Financial Services. Changes of Underlying Mutual Fund(s) are subject to the federal securities laws and the laws of the State of New York. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both the existing Separate Account Contract Value in that Investment Division(s) and the allocation of future Premiums. SUSPENSION OF PAYMENTS. The Company may suspend or delay withdrawals of the Separate Account Contract Value or transfers to or from an Investment Division for any period when: 1. the NYSE is closed (other than customary weekend and holiday closings); 2. trading on the NYSE is restricted; 3. an emergency exists such that it is not reasonably practical to dispose of securities in the Investment Division or to determine the value of its assets; or 4. the Securities and Exchange Commission, by order, so permits for the protection of Contract Owners. The applicable rules and regulations of the Securities and Exchange Commission will govern whether conditions described in (2) and/or (3) exist. The Company will not suspend death benefit payments, annuity payments or payments made to comply with required minimum distribution requirements of the Internal Revenue Code, as applicable. TAXES. The Company may deduct from the Separate Account Contract Value any premium taxes or other taxes attributed to the Contract and payable to a state or other government entity, if applicable. Should the Company advance any amount so due, the Company does not waive any right to collect such amounts at a later date. The Company will deduct any withholding taxes required by applicable law as a result of any withdrawals or amounts payable from this Contract.

VA780NY 10 GENERAL PROVISIONS (CONT'D) TRANSFER. The conditions for transfer between Investment Divisions are explained on the Contract Data Page. The Company reserves the right to restrict the number, means and frequency of transfers per year that may be requested by the Owner. Your ability to make transfers is also subject to modification if the Company determines, at the Company's discretion, that the exercise by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer provision which is considered by the Company to be to the disadvantage of other Owners. A modification regarding Your ability to make transfers to or from one or more of the Investment Divisions could include, but not be limited to: 1. The requirement of a minimum time period between each transfer. 2. Limiting transfer requests of an agent acting on behalf of one or more Owners or under a power of attorney on behalf of one or more Owners. 3. Limiting the dollar amount that may be transferred at any one time. The Company may from time to time offer systematic investment programs that allow You to transfer funds among the Investment Divisions. These programs may include, but are not limited to, dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the money market Investment Division to the Designated Option(s). After issue of Your Contract, You may elect one of these programs by contacting the Company's Service Center, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market. For the optional dollar cost averaging program, You may authorize the automatic transfer of a fixed dollar amount or selected percentage of the value of a Source Option, periodically to one or more Designated Option(s). The intervals between transfers may be monthly, quarterly, semiannually or annually. WRITTEN NOTICE. Written information or instructions given to the Company by You must be in Good Order. Any written request or notice You make to the Company must be sent to the Service Center, unless the Company advises You otherwise. A notice relating to Owner, Beneficiary designation or Assignment changes shall take effect on the date the request is signed by the Owner, subject to any payments made or actions taken by the Company prior to receipt in writing at the Company's Service Center in Good Order. Otherwise, any other Written Notice takes effect on the date it was received at the Service Center. Any notice the Company sends to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. It is Your responsibility to promptly provide the Company notice of Your address change or any error in a Company notice sent to You.

VA780NY 11 ACCUMULATION PROVISIONS An Owner may not allocate Separate Account Contract Values to more than the maximum number of Investment Divisions, specified on the Contract Data Page, at any one time. SEPARATE ACCOUNT. The Separate Account consists of assets the Company has set aside and has kept separate from the Company's general account assets and other segregated asset accounts. The Separate Account assets will not be charged with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the contracts supported by the Separate Account, and not against any other contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of the Company's general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the Contracts supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Contract, but in no event will such valuation be less frequent than monthly. The assets of the Separate Account will be valued at their fair market value on the day the valuation occurs. Accumulation Units. The Separate Account Contract Value may increase or decrease depending on the performance of the Investment Divisions. In order to monitor the Separate Account Contract Value during the accumulation phase, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may increase or decrease from Business Day to Business Day. Adjustments to the Separate Account Contract Value, such as withdrawals, transfers, and charges, result in the redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units. When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated to any Investment Division by the Accumulation Unit Value for that Investment Division at the close of the Business Day when the allocation is made. Accumulation Unit Value. The Company determines the value of an Accumulation Unit for each of the Investment Divisions by: 1. determining the total amount of money invested in the particular Investment Division; 2. subtracting from that amount any applicable taxes; 3. dividing the remainder by the number of outstanding Accumulation Units.

VA780NY 12 WITHDRAWAL PROVISIONS At or before the Income Date, and while the Owner is living, the Owner may request a total or partial withdrawal of the Separate Account Contract Value by submitting a request to the Service Center on a withdrawal form available from the Company. For a total withdrawal, this Contract must be returned to the Company's Service Center. Amounts withdrawn from the Separate Account Contract Value may be subject to a Withdrawal Charge. Upon a total withdrawal, the Owner will receive the Withdrawal Value. The Withdrawal Value will be based on values at the end of the Business Day on which the request for withdrawal is received at the Company's Service Center in Good Order. In no event shall the amount withdrawn, whether a total withdrawal or partial withdrawal, exceed the Withdrawal Value. Each partial withdrawal must be for an amount which is not less than the minimum partial withdrawal amount specified on the Contract Data Page or, if less, the Owner's entire interest in the Investment Division. If the Separate Account Contract Value is less than the minimum partial withdrawal amount specified on the Contract Data Page, any withdrawal will be treated as a total withdrawal and the Withdrawal Value will be paid. The minimum withdrawal amount may vary in connection with an automatic withdrawal program. The Owner's interest in each Investment Division from which the withdrawal is requested must be at least equal to the minimum amount specified on the Contract Data Page after the withdrawal is completed or the Owner's entire interest will be withdrawn. The withdrawal will be made from each Investment Division in proportion to their current value, unless otherwise specified. Withdrawals will be based on values at the end of the Business Day on which the request for withdrawal is received in Good Order at the Service Center. The Company will waive the Withdrawal Charge on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code. Any withdrawal in excess of the required minimum distribution will cause the entire amount to be subject to any applicable Withdrawal Charge. You may elect to take a systematic withdrawal by surrendering a specific sum or a certain percentage on a monthly, quarterly, semiannual or annual basis, subject to the minimum partial withdrawal amount made in connection with a systematic withdrawal program specified on the Contract Data Page. Such withdrawals will be counted in determining the portion of the Separate Account Contract Value taken as an Additional Free Withdrawal. Systematic withdrawals in excess of the Additional Free Withdrawal amount may be subject to a Withdrawal Charge.

VA780NY 13 WITHDRAWAL PROVISIONS (CONT'D) WITHDRAWAL CHARGE. A Withdrawal Charge may be imposed upon certain withdrawals. Withdrawal Charges will be calculated in accordance with the Withdrawal Charge Schedule shown on the Contract Data Page. The Withdrawal Charge is equal to the Withdrawal Charge percentage applied to the portion of Remaining Premium withdrawn. The Withdrawal Charge will be taken from the Investment Divisions in the same proportion as the requested withdrawal. The Withdrawal Charge will be deducted from the remaining Separate Account Contract Value such that the actual reduction in the Separate Account Contract Value as a result of the withdrawal will be greater than the withdrawal amount requested and paid. For purposes of determining the Withdrawal Charge, earnings are defined as the excess of the Separate Account Contract Value over the sum of Remaining Premiums. Withdrawals will be allocated first to earnings, if any (which may be withdrawn free of Withdrawal Charge), and second to Remaining Premium on a first-in, first-out basis so that all withdrawals will be allocated to Remaining Premium to which the lowest (if any) Withdrawal Charges apply. ADDITIONAL FREE WITHDRAWAL. During a Contract Year, You may make partial withdrawals from the Contract without the Withdrawal Charge being applied. This Additional Free Withdrawal is equal to: 1. the Additional Free Withdrawal Percentage, as specified on the Contract Data Page, of Premium that remains subject to Withdrawal Charges and that has not been previously withdrawn (this can be utilized once or in segments throughout the Contract Year); less, 2. earnings, as defined in the Withdrawal Charge provision. Any amount to satisfy the required minimum distribution would reduce the amount available under Your Additional Free Withdrawal. In no event shall the Additional Free Withdrawal exceed the Withdrawal Value. Withdrawal Charges are waived on amounts withdrawn that are less than or equal to the Additional Free Withdrawal. Although Additional Free Withdrawals reduce the Separate Account Contract Value, they do not reduce Remaining Premium. You will not receive the benefit of an Additional Free Withdrawal if You take a total withdrawal. Withdrawals during the Contract Year in excess of the Additional Free Withdrawal may be subject to a Withdrawal Charge.

VA780NY 14 DEATH BENEFIT PROVISIONS PAYMENT OF DEATH BENEFIT. The Company will pay the death benefit to the Beneficiary(ies) as set forth in this Contract, upon receipt of a request for payment with Due Proof of death, in Good Order at the Company's Service Center. If the death benefit is payable to an Owner's estate, the Company will pay it in a single lump-sum payment. Death benefits will include any required interest from the date of death to the date of settlement. Interest paid will be at the same rate as paid on death proceeds left with the Company. Death benefits will be paid in accordance with applicable law or regulations governing death benefit payments, and in accordance with the Company's administrative procedures. DEATH OF OWNER BEFORE THE INCOME DATE. Upon the death of the Owner, or any Joint Owner, before the Income Date, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. If the Owner is not a natural person, the death of any Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated. In the event of the death of a Joint Owner, the surviving Joint Owner, if any, will be the primary Beneficiary. Any other beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary. Proceeds will be distributed on the death of the first Owner, unless the Joint Owner is the spouse. DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. On the death of the Owner or any Joint Owner, before the Income Date, the death benefit amount will be equal to the Separate Account Contract Value. The death benefit amount will be determined as of the end of the Business Day when a request for payment with Due Proof of death, an election specifying the type of death benefit option, and state required forms, if any, are received in Good Order at the Company's Service Center. From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies). DEATH BENEFIT OPTIONS BEFORE THE INCOME DATE. In the event of the death of the Owner or any Joint Owner before the Income Date, a Beneficiary must request that the death benefit be paid under one of the death benefit options set out below unless the Owner did so previously. The following are the available death benefit options: 1. Option 1 - single lump-sum payment of the death benefit; or 2. Option 2 - payment of the entire death benefit through a series of lump-sum requests within five (5) years of the date of the death of the Owner or any Joint Owner; or 3. Option 3 - payment of the death benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one (1) year of the date of the death of the Owner or Joint Owner.

VA780NY 15 DEATH BENEFIT PROVISIONS (CONT'D) Payment to the Beneficiary(ies) by a single lump-sum may be elected no later than five (5) years from the date of receipt of Due Proof of death by the Service Center. Payment to the Beneficiary(ies), other than in a single lump-sum, may only be elected during the sixty-day period beginning with the date of receipt of Due Proof of death by the Service Center. If a single lump-sum payment is requested, the amount will be paid within seven (7) calendar days of receipt of Due Proof of death and the election in Good Order at the Company's Service Center. Any portion of the death benefit not applied under Option 3 within one (1) year of the date of the Owner's death must be distributed within five (5) years of the date of death. Spousal Continuation Option. If the Joint Owner, if any, or the Beneficiary is the spouse of the deceased Owner, he or she may elect to continue the Contract in his or her own name, at the current Separate Account Contract Value, and exercise all the Owner's rights under the Contract in lieu of taking the death benefit as a lump-sum payment. Pre-selected Death Benefit Option Election. Prior to the Income Date, as applicable, the Owner may designate the option under which the death benefit will be paid under this Contract. This designation of the death benefit option must be given in a form acceptable to the Company, and will take effect only after being recorded by the Company. The Owner may elect any death benefit option described in this Contract, or other death benefit option, as agreed upon by the Company at the time of election. Once elected, the designation can only be revoked or changed by the Owner in a form acceptable to the Company. Upon the death of the Owner, the Beneficiary(ies) may not revoke or modify the death benefit option elected, subject to the requirements of the Internal Revenue Code. However, at the time of the Owner's death, the Company reserves the right to change or modify the death benefit option if the death benefit option previously elected exceeds the life expectancy of each Beneficiary. If a Pre-selected Death Benefit Option Election is not made by the Owner prior to the Owner's death, the Beneficiary(ies) may request that the death benefit be paid under any death benefit option described in this Contract, or other death benefit option, as agreed upon by the Company at the time of the request. If a Pre-selected Death Benefit Option Election is in force at the time of the Owner's death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any provisions of this Contract. These restrictions apply even if the Beneficiary is the spouse of the Owner, unless such restriction is prohibited under Section 72(s) of the Internal Revenue Code. DEATH OF OWNER AFTER THE INCOME DATE. If the Owner or any Joint Owner, who is not an Annuitant, dies after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner.

VA780NY 16 DEATH BENEFIT PROVISIONS (CONT'D) DEATH OF ANNUITANT BEFORE THE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner will become the Annuitant. The Owner may designate a new Annuitant. However, if the Owner is not a natural person, the death of the primary Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated. DEATH OF ANNUITANT AFTER THE INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death. DEATH OF BENEFICIARY BEFORE THE INCOME DATE. The interest of any Beneficiary who dies before the Owner will end at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of or within ten (10) days after the death of the Owner will also end if no death benefit has been paid to the Beneficiary. The death benefit will be paid in equal shares to the living primary Beneficiary(ies), unless otherwise stated. If no primary Beneficiary survives the Owner, death benefits will be paid to any surviving contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Owner, the death benefit will be paid to the Owner's estate. If the Owner is not a natural person, the death of any Annuitant will be treated as the death of the Owner. DEATH OF BENEFICIARY AFTER THE INCOME DATE. The interest of any Beneficiary who dies before the Annuitant (death of the second Joint Annuitant, if Joint Annuitants) will end at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of or within ten (10) days after the death of the Annuitant will end at the death of the Beneficiary if no death benefit has been paid to the Beneficiary. The death benefit will be paid in equal shares to the living primary Beneficiary(ies), unless otherwise stated. If no primary Beneficiary survives the Annuitant, death benefits will be paid to any surviving contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Annuitant, the death benefit will be paid to the living Owner. If the Owner does not survive the Annuitant, the death benefit will be paid to the Annuitant's estate.

VA780NY 17 INCOME PROVISIONS INCOME DATE. The date on which annuity payments are to begin. The Income Date must be at least thirteen (13) months after the Contract Issue Date. If no Income Date is selected, the Income Date will be the Latest Income Date. At any time at least seven (7) days prior to the Income Date then indicated on the Company's records, the Owner may change the Income Date by submitting Written Notice to the Company's Service Center, subject to the Latest Income Date. INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a single lump-sum distribution. However, a single lump-sum distribution will be deemed to be a total withdrawal and will terminate the Contract. Alternatively, an income option may be elected. The Owner may, upon prior Written Notice to the Company at its Service Center, elect an income option at any time prior to the Income Date or change an income option up to seven (7) days before the Income Date. Unless otherwise designated, the Owner will be the payee. If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with 120-month period certain. Payments may be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than $2,000, the Company has the right to make payments in one single lump-sum. The single lump-sum payment will not be less than would have been applied under an income option. If the first payment provided would be less than $20, the Company may require payments to be made at quarterly, semiannual or annual intervals so as to result in an initial payment of at least $20, or the Company has the right to make one single lump- sum payment. Income payments on the Income Date will not be less than those that would be provided by the application of the Separate Account Contract Value to purchase a single premium immediate annuity contract at purchase rates offered by the Company at that time to the same class of annuitants. The amount at annuitization will not be less than the greater of the Withdrawal Value or 95% of the Separate Account Contract Value. NO WITHDRAWALS OF THE SEPARATE ACCOUNT CONTRACT VALUE ARE PERMITTED DURING THE INCOME PERIOD FOR ANY INCOME OPTION UNDER WHICH PAYMENTS ARE BEING MADE PURSUANT TO LIFE CONTINGENCIES. Upon written election filed with the Company at its Service Center, the Separate Account Contract Value will be applied to provide one of the following income options. OPTION 1 - LIFE INCOME. An annuity payable monthly during the lifetime of the Annuitant. Under this income option, no further payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one (1) monthly annuity payment under this income option. In the event of the death of the Annuitant after the Income Date and prior to the first monthly annuity payment, the amount allocated to the income option will be paid to the Owner or the Owner's Beneficiary(ies).

VA780NY 18 INCOME PROVISIONS (CONT'D) OPTION 2 - JOINT AND SURVIVOR INCOME. An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen at the time of election of the income option. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either one-half or two-thirds of the number of each type of Annuity Unit credited. Fixed annuity payments will be equal to either one-half or two- thirds of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person. Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of annuity payments, and it is possible to have only one (1) monthly annuity payment if both the Annuitant and the designated second person die before the due date of the second payment. In the event of the death of the Annuitant and the second designated person after the Income Date and prior to the first monthly annuity payment, the amount allocated to this income option will be paid to the Owner or the Owner's Beneficiary(ies). OPTION 3 - LIFE ANNUITY INCOME WITH 120 OR 240 MONTHLY PERIODS GUARANTEED. An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed 120 or 240 monthly periods, as elected, the balance of the guaranteed number of payments will continue to be made to the Owner as scheduled. In the event the Owner dies before the specified number of guaranteed payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation. The present value of any remaining payments will be calculated using the interest rate originally used to determine the benefit payments upon annuitization. OPTION 4 - INCOME FOR A SPECIFIED PERIOD. Under this income option, the Owner can elect monthly payments for any number of years from 5 to 30. This election must be made for full 12-month periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation. ADDITIONAL OPTIONS. Other income options may be made available by the Company.

VA780NY 19 INCOME PROVISIONS (CONT'D) The Owner may elect either fixed or variable annuity payments as described below. FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the Separate Account Contract Value allocated to the fixed annuity payment option, less any applicable premium taxes, shall be applied to the payment of the income option elected at annuity rates at least as great as the annuity rates based upon the Table of Income Options specified in the Contract. In no event will the fixed payments be changed once they begin. VARIABLE ANNUITY PAYMENTS. The initial variable annuity payment is determined by taking the Separate Account Contract Value allocated to each Investment Division, less any applicable premium taxes, and then applying it to the Table of Income Options specified in the Contract. The first variable annuity payment is divided by the value of an Annuity Unit as of the Income Date to establish the number of Annuity Units representing each variable annuity payment. The number of Annuity Units determined for the first variable annuity payment remains constant for the second and subsequent variable annuity payments, assuming that no reallocation of the Separate Account Contract Values is made. The amount of the second and each subsequent variable annuity payment is determined by multiplying the number of Annuity Units by the Annuity Unit Value as of the Business Day next preceding the date on which each payment is due. Neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments after such payments have commenced. ANNUITY UNIT VALUE. The initial value of an Annuity Unit of each Investment Division was set when the Investment Divisions were established. The value may increase or decrease from one Business Day to the next. The Table of Income Options contained in the Contract is based on the assumed net investment rates described in the Basis of Computation provision. If the actual net investment rate experienced by an Investment Division exceeds the assumed net investment rate, variable annuity payments will increase over time. Conversely, if the actual net investment rate is less than the assumed net investment rate, variable annuity payments will decrease over time. If the actual net investment rate equals the assumed net investment rate, the variable annuity payments will remain constant.

VA780NY 20 INCOME PROVISIONS (CONT'D) The value of a fixed number of Annuity Units will reflect the investment performance of the Investment Divisions, and the amount of each payment will vary accordingly. For each Investment Division, the Annuity Unit Value for any Business Day is determined by multiplying the Annuity Unit Value for the immediately preceding Business Day by the net investment factor for the Business Day for which the Annuity Unit Value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate. The net investment factor, which reflects changes in the net asset value of Investment Divisions, is determined by dividing 1. by 2., where: 1. Is the net result of: a. the net asset value of an Investment Division determined as of the end of the Business Day, plus b. the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day, plus or minus c. a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law); and 2. Is the net asset value of the Investment Division determined as of the end of the preceding Business Day.

VA780NY 21 TERMINATION PROVISION This Contract will terminate and all benefits under this Contract will cease on the earlier of: 1. the date of a total withdrawal; 2. the date the Separate Account Contract Value falls to zero for any reason; or 3. the date upon which Due Proof of death of the Owner (or any Joint Owner) and an election of the type of payment to the Beneficiary(ies) is received at our Service Center in Good Order, unless continued by the spouse under the Spousal Continuation Option.